NEWS RELEASE


                       ONE PRICE CLOTHING STORES INCREASES
                    REVOLVING CREDIT FACILITY TO $40 MILLION;
                         EXTENDS TERM THROUGH JULY 2005

     Duncan,  SC, September 26, 2002 - One Price Clothing Stores,  Inc. (Nasdaq:
ONPR) today reported that it has increased the size of its revolving credit facility to $40 million and extended its term through July 31, 2005. The amended facility is provided by Congress Financial Corporation (Southern), an affiliate of Wachovia Corporation.

     Leonard M. Snyder, Chairman & Chief Executive Officer, commented: "Since 1996, Congress Financial has helped to support One Price's working capital needs. We are very pleased to extend this valuable relationship for an additional two years and to increase the size of facility which will provide greater flexibility for our business."

     One Price Clothing Stores, Inc. operates a national chain of retail specialty stores offering first quality, in-season apparel and accessories for the entire family at the best price everyday. The Company currently operates 618 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More! and BestPrice! Fashions brands.


Private Securities Litigation Reform Act of 1995 -- All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words "believes," "anticipates," "expects," "projects," "should," "will" and similar expressions, should be considered forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The statements may address items such as future sales, earnings expectations, planned store openings, closings and expansions, future comparable store sales, future product sourcing plans, inventory levels, planned capital expenditures and future cash needs. In addition, the Company may issue press releases and other written communications, and representatives of the Company may make oral statements which contain forward-looking information. This press release may contain such statements and there are a number of important factors that could cause the Company's actual results in fiscal 2002 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to, general economic conditions; fluctuations in interest rates and other economic factors; consumer preferences; weather patterns; competitive factors; pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; credit availability, including adequate levels of credit support provided to certain of the Company's vendors by factors and insurance companies; access to additional debt or equity financing; the effect of litigation resulting from the Company's operations; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; regulatory matters, including legislation affecting wage rates; and other factors described in the Company's filings with the Securities and Exchange Commission from time to time. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACTS:
H. Dane Reynolds, Senior Vice President & Chief Financial Officer, phone: 864-486-6489 or e-mail: dreynolds@oneprice.com
                                 ----------------------
or C. Burt Duren, Vice President-Finance & Treasurer, phone: 864-486-6222 or e-mail: bduren@oneprice.com, both of One Price Clothing Stores, Inc.
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